Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
The Future Now, Inc.

        We consent to the inclusion of our report dated March 23, 1995, with respect to the consolidated balance sheets of The Future Now, Inc. and subsidiaries as of December 31, 1994 and December 31, 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 10-K of Intelligent Electronics, Inc. dated April 20, 1995.


KPMG Peat Marwick LLP
Cincinnati, OH
April 20, 1995


PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
April 20, 1995